UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2013

MIDCOAST ENERGY PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	1-36175	61-1714064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

(Address of principal executive offices, including zip code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On November 6, 2013, Midcoast Energy Partners, L.P. (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Midcoast Holdings, L.L.C. (the “General Partner”), Midcoast Operating, L.P. (“Midcoast Operating”), Midcoast OLP GP, L.L.C. (“Midcoast OLP”) and Enbridge Energy Partners, L.P. (“EEP” and, together with the Partnership, the General Partner, Midcoast Operating and Midcoast OLP, the “Partnership Parties”) and Merrill Lynch, Pierce, Fenner, & Smith Incorporated, Barclays Capital Inc. and Citigroup Global Markets Inc. as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 18,500,000 Class A common units representing limited partner interests (the “Class A Common Units”) in the Partnership at a price to the public of $18.00 per Class A Common Unit ($16.92 per Class A Common Unit, net of underwriting discounts). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 2,775,000 Class A Common Units (the “Additional Units”).

The material terms of the Offering are described in the prospectus, dated November 6, 2013 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on November 8, 2013 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-189341), initially filed by the Partnership on June 14, 2013.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering is expected to close on November 13, 2013. The Partnership will receive proceeds (net of underwriting discounts, structuring fees and offering expenses) from the Offering of approximately $307.9 million. As described in the Prospectus, the Partnership will use the net proceeds of the sale of the Class A Common Units as follows:

•	Approximately $304.5 million will be distributed to EEP; and

•	$3.4 million will be used to pay revolving credit facility origination and commitment fees.

The Partnership will use the net proceeds of any sale of Additional Units to redeem an equivalent number of Class A Common Units from EEP.

As more fully described under the caption “Underwriting” in the Prospectus, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Partnership or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of certain of the underwriters are lenders and/or agents under one or more credit facility of EEP or Enbridge Inc. Additionally, affiliates of certain of the underwriters will be lenders under the Partnership’s new revolving credit facility.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

1.1	Underwriting Agreement dated as of November 6, 2013 among Midcoast Energy Partners, L.P., Midcoast Holdings, L.L.C., Midcoast Operating, L.P., Midcoast OLP GP, L.L.C. and Enbridge Energy Partners, L.P. and Merrill Lynch, Pierce, Fenner, & Smith Incorporated, Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midcoast Energy Partners, L.P.

	By:	Midcoast Holdings, L.L.C., its General Partner

Date: November 8, 2013	By:	/s/ Chris Kaitson

Chris Kaitson
Vice President—Law and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

1.1	Underwriting Agreement dated as of November 6, 2013 among Midcoast Energy Partners, L.P., Midcoast Holdings, L.L.C., Midcoast Operating, L.P., Midcoast OLP GP, L.L.C. and Enbridge Energy Partners, L.P. and Merrill Lynch, Pierce, Fenner, & Smith Incorporated, Barclays Capital Inc. and Citigroup Global Markets Inc. as representatives of the several underwriters named therein.